Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Third Quarter 2022 Results;

Updates Full Year 2022 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, October 31, 2022 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2022.

Highlights of the third quarter include:

•	Net income of $99.8 million or $0.91 per share

•	AFFO per share increased 15.1% over the prior year period on a constant currency basis

•	Total revenue of $675.6 million, representing a 14.6% growth over the prior year period

•	On October 11, 2022, we closed on our previously announced deal to purchase 2,632 sites in Brazil

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.71 per share of the Company’s Class A Common Stock. The distribution is payable December 15, 2022 to the shareholders of record at the close of business on November 17, 2022.

“We produced great results in the third quarter, exceeding consensus and our own estimates,” stated Jeffrey Stoops, President and CEO. “Our results evidence the high levels of wireless deployment across our markets, driven mostly by 5G domestically and 4G in our international markets. Wireless carrier activity was, and remains, robust across most of our markets. We believe activity will remain strong into 2023 and perhaps beyond, given the size and scope of our customers’ 5G deployment plans. We continue to execute very well, driving record revenue, Adjusted EBITDA, AFFO and return on invested capital in the quarter. Due to these strong results, we ended the quarter with a net debt/annualized adjusted EBITDA ratio below the low-end of our target range, positioning us well for the closing of the previously announced acquisition of 2,632 additional towers in Brazil which we completed in early October. The integration of those additional towers is proceeding smoothly and ahead of plan. With this acquisition, we expect to grow our portfolio of owned tower sites approximately 15% this year, positioning us well for future growth on what we believe are very attractive terms. As a result of these positive results, prospects and investment, we are again increasing our 2022 Outlook across all key financial metrics, and we expect to end the year at or below the low-end of our net debt/annualized adjusted EBITDA ratio target range”.

Operating Results

The table below details select financial results for the three months ended September 30, 2022 and comparisons to the prior year period.

	Q3 2022	Q3 2021	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$587.3	$535.5	$51.8	9.7%	10.3%
Site development revenue	88.3	53.8	34.5	64.1%	64.1%
Tower cash flow (1)	464.1	428.1	36.0	8.4%	8.9%
Net income	99.8	47.8	52.0	108.8%	35.1%
Earnings per share - diluted	0.91	0.43	0.48	111.6%	36.9%
Adjusted EBITDA (1)	446.8	407.0	39.8	9.8%	10.2%
AFFO (1)	339.4	302.5	36.9	12.2%	12.7%
AFFO per share (1)	3.10	2.71	0.39	14.4%	15.1%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the third quarter of 2022 were $675.6 million compared to $589.3 million in the prior year period, an increase of 14.6%. Site leasing revenue in the third quarter of 2022 of $587.3 million was comprised of domestic site leasing revenue of $449.6 million and international site leasing revenue of $137.7 million. Domestic cash site leasing revenue in the third quarter of 2022 was $437.2 million compared to $415.4 million in the prior year period, an increase of 5.3%. International cash site leasing revenue in the third quarter of 2022 was $138.4 million compared to $109.8 million in the prior year period, an increase of 26.1%, or 29.1% on a constant currency basis. Site development revenues in the third quarter of 2022 were $88.3 million compared to $53.8 million in the prior year period, an increase of 64.1%.

Site leasing operating profit in the third quarter of 2022 was $475.3 million, an increase of 8.8% over the prior year period. Site leasing contributed 95.4% of the Company’s total operating profit in the third quarter of 2022. Domestic site leasing segment operating profit in the third quarter of 2022 was $383.2 million, an increase of 6.0% over the prior year period. International site leasing segment operating profit in the third quarter of 2022 was $92.1 million, an increase of 22.3% from the prior year period.

Tower Cash Flow in the third quarter of 2022 of $464.1 million was comprised of Domestic Tower Cash Flow of $370.9 million and International Tower Cash Flow of $93.2 million. Domestic Tower Cash Flow in the third quarter of 2022 increased 5.5% over the prior year period and International Tower Cash Flow increased 21.4% over the prior year period, or increased 24.2% on a constant currency basis. Tower Cash Flow Margin was 80.6% in the third quarter of 2022, as compared to 81.5% for the prior year period.

Net income in the third quarter of 2022 was $99.8 million, or $0.91 per share, and included a $25.5 million loss, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income in the third quarter of 2021 was $47.8 million, or $0.43 per share, and included a $45.0 million loss, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA in the third quarter of 2022 was $446.8 million, a 9.8% increase over the prior year period. Adjusted EBITDA Margin in the third quarter of 2022 was 67.3% compared to 70.3% in the prior year period.

Net Cash Interest Expense in the third quarter of 2022 was $84.1 million compared to $88.3 million in the prior year period, a decrease of 4.8%.

AFFO in the third quarter of 2022 was $339.4 million, a 12.2% increase over the prior year period. AFFO per share in the third quarter of 2022 was $3.10, a 14.4% increase over the prior year period, or 15.1% on a constant currency basis.

Investing Activities

During the third quarter of 2022, SBA acquired 131 communication sites for total cash consideration of $54.9 million. SBA also built 113 towers during the third quarter of 2022. As of September 30, 2022, SBA owned or operated 36,519 communication sites, 17,401 of which are located in the United States and its territories and 19,118 of which are located internationally. In addition, the Company spent $9.1 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the third quarter of 2022 were $122.5 million, consisting of $12.6 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $109.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

On October 11, 2022, the Company completed the previously announced acquisition of 2,632 sites from Grupo TorreSur in Brazil for approximately $725.0 million in cash. The Company used borrowings under the Revolving Credit Facility and cash on hand to fund the acquisition.

Additionally, subsequent to the third quarter of 2022, the Company purchased or is under contract to purchase 34 communication sites for an aggregate consideration of $28.5 million in cash. The Company anticipates that these acquisitions will be consummated by the end of the first quarter of 2023.

Financing Activities and Liquidity

SBA ended the third quarter of 2022 with $12.4 billion of total debt, $9.4 billion of total secured debt, $297.5 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $12.1 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.8x and 5.1x, respectively.

As of the date of this press release, the Company had $995.0 million outstanding under its $1.5 billion Revolving Credit Facility.

The Company did not repurchase any shares of its Class A common stock during the third quarter of 2022. As of the date of this filing, the Company has $504.7 million of authorization remaining under its approved repurchase plan.

In the third quarter of 2022, the Company declared and paid a cash dividend of $76.7 million.

Outlook

The Company is updating its full year 2022 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2022 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2022 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2022 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock or new debt financings during 2022, although the Company may ultimately spend capital to repurchase additional stock or issue new debt during the remainder of the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.30 Brazilian Reais to 1.0 U.S. Dollar, 1.35 Canadian Dollars to 1.0 U.S. Dollar, 2,330 Tanzanian shillings to 1.0 U.S. Dollar, and 17.90 South African Rand to 1.0 U.S. Dollar throughout the last quarter of 2022.

(in millions, except per share amounts)	Full Year 2022			Change from August 1, 2022 Outlook (7)	Change from August 1, 2022 Outlook Excluding FX
Site leasing revenue (1)	$2,325.0	to	$2,335.0	$23.0	$22.0
Site development revenue	$291.0	to	$301.0	$26.0	$26.0
Total revenues	$2,616.0	to	$2,636.0	$49.0	$48.0
Tower Cash Flow (2)	$1,844.0	to	$1,854.0	$18.0	$17.0
Adjusted EBITDA (2)	$1,763.0	to	$1,773.0	$27.0	$26.0
Net cash interest expense (3)	$338.0	to	$343.0	$3.0	$3.0
Non-discretionary cash capital expenditures (4)	$48.0	to	$53.0	$(0.5)	$(0.5)
AFFO (2)	$1,326.0	to	$1,350.0	$18.0	$17.0
AFFO per share (2) (5)	$12.12	to	$12.34	$0.18	$0.17
Discretionary cash capital expenditures (6)	$1,380.0	to	$1,390.0	$(35.0)	$(36.0)

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 109.4 million. Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2022.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(7)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, October 31, 2022 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, October 31, 2022 at 5:00 PM (EDT)

Dial-in Number:	(877) 692-8955

Access Code:	1502503

Conference Name:	SBA Third quarter 2022 results

Replay Available:	October 31, 2022 at 11:00 PM to November 14, 2022 at 12:00 AM (TZ: Eastern)

Replay Number:	(866) 207-1041 – Access Code: 7277834

Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer activity and demand for the Company’s wireless communications infrastructure into 2023 and beyond, both domestically and internationally, and the impact of customer 4G and 5G deployment plans on such demand, (ii) the Company’s future capital allocation, (iii) the Company’s financial and operational performance in 2022, the assumptions it made and the drivers contributing to its updated full year guidance, (iv) the Company’s net debt/annualized adjusted EBITDA ratio at the end of 2022, (v) the timing of closing for currently pending acquisitions, (vi) integration of the recently completed Brazil acquisition, (vii) the Company’s tower portfolio growth for 2022 and positioning for, and terms of, future growth, (viii) foreign exchange rates and their impact on the Company’s financial and operational guidance and our 2022 Outlook.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the impact of recent macro-economic conditions, including increasing interest rates, inflation and financial market volatility on (a) the ability and willingness of wireless service providers to maintain or increase their capital expenditures (b) the Company’s business and results of operations, and on foreign currency exchange rates and (c) consumer demand for wireless services, (2) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the Company’s ability to manage expenses and cash capital expenditures at anticipated levels; (6) the impact of continued consolidation among wireless service providers in the U.S. and internationally, including the impact of the completed T-Mobile and Sprint merger, on the Company’s leasing revenue and the ability of Dish to compete as a nationwide carrier; (7) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (8) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (11) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2022; and (12) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria.

With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration, its ability to accurately anticipate the future performance of the acquired towers and any challenges or costs associated with the integration of such towers. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2022 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the

Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2022.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America, South Africa, the Philippines, and Tanzania. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2022	2021	2022	2021
Revenues:
Site leasing	$587,302	$535,492	$1,726,967	$1,564,814
Site development	88,282	53,813	220,393	148,882

Total revenues	675,584	589,305	1,947,360	1,713,696

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	112,013	98,666	330,682	289,510
Cost of site development	65,540	41,357	165,809	116,172
Selling, general, and administrative expenses (1)	65,843	51,000	191,241	156,546
Acquisition and new business initiatives related adjustments and expenses	6,844	5,730	18,776	17,525
Asset impairment and decommission costs	8,532	9,860	25,565	18,560
Depreciation, accretion, and amortization	173,825	170,916	524,541	530,266

Total operating expenses	432,597	377,529	1,256,614	1,128,579

Operating income	242,987	211,776	690,746	585,117

Other income (expense):
Interest income	2,858	945	6,878	2,124
Interest expense	(86,961)	(89,199)	(253,528)	(269,839)
Non-cash interest expense	(11,528)	(11,820)	(34,582)	(35,436)
Amortization of deferred financing fees	(4,955)	(4,934)	(14,758)	(14,690)
Loss from extinguishment of debt, net	—	—	—	(13,672)
Other (expense) income, net	(39,756)	(69,804)	2,262	(49,390)

Total other expense net	(140,342)	(174,812)	(293,728)	(380,903)

Income before income taxes	102,645	36,964	397,018	204,214
(Provision) benefit for income taxes	(2,883)	10,834	(39,797)	(15,494)

Net income	99,762	47,798	357,221	188,720
Net loss attributable to noncontrolling interests	247	—	929	—

Net income attributable to SBA Communications
Corporation	$100,009	$47,798	$358,150	$188,720

Net income per common share attributable to SBA
Communications Corporation:
Basic	$0.93	$0.44	$3.32	$1.72

Diluted	$0.91	$0.43	$3.27	$1.70

Weighted average number of common shares
Basic	107,916	109,577	107,950	109,487

Diluted	109,358	111,565	109,416	111,329

(1)

Includes non-cash compensation of $24,945 and $16,589 for the three months ended September 30, 2022 and 2021, respectively, and $72,309 and $57,249 for the nine months ended September 30, 2022 and 2021, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$201,211	$367,278
Restricted cash	75,166	65,561
Accounts receivable, net	116,966	101,950
Costs and estimated earnings in excess of billings on uncompleted contracts	81,665	48,844
Prepaid expenses and other current assets	54,805	30,813

Total current assets	529,813	614,446
Property and equipment, net	2,658,366	2,575,487
Intangible assets, net	2,701,939	2,803,247
Operating lease right-of-use assets, net	2,325,009	2,268,470
Acquired and other right-of-use assets, net	989,685	964,405
Other assets	737,568	575,644

Total assets	$9,942,380	$9,801,699

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$44,680	$34,066
Accrued expenses	96,176	68,070
Current maturities of long-term debt	663,181	24,000
Deferred revenue	216,927	184,380
Accrued interest	25,106	49,096
Current lease liabilities	255,609	238,497
Other current liabilities	30,066	18,222

Total current liabilities	1,331,745	616,331
Long-term liabilities:
Long-term debt, net	11,696,068	12,278,694
Long-term lease liabilities	2,017,760	1,981,353
Other long-term liabilities	221,022	191,475

Total long-term liabilities	13,934,850	14,451,522
Redeemable noncontrolling interests	40,615	17,250
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 107,964 shares and 108,956 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1,080	1,089
Additional paid-in capital	2,756,215	2,681,347
Accumulated deficit	(7,508,231)	(7,203,531)
Accumulated other comprehensive loss, net	(613,894)	(762,309)

Total shareholders’ deficit	(5,364,830)	(5,283,404)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,942,380	$9,801,699

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$99,762	$47,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	173,825	170,916
Loss on remeasurement of U.S. denominated intercompany loans	37,427	67,626
Non-cash compensation expense	25,492	17,111
Non-cash asset impairment and decommission costs	8,237	9,502
Deferred income tax benefit	(7,480)	(16,913)
Other non-cash items reflected in the Statements of Operations	19,051	20,896
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(25,817)	(12,953)
Prepaid expenses and other assets	(16,641)	(22,995)
Operating lease right-of-use assets, net	35,591	29,722
Accounts payable and accrued expenses	16,126	5,366
Accrued interest	(25,734)	(39,915)
Long-term lease liabilities	(33,102)	(29,113)
Other liabilities	25,732	6,000

Net cash provided by operating activities	332,469	253,048

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(65,143)	(57,903)
Capital expenditures	(57,377)	(35,032)
Sale of investments, net	15,256	—
Other investing activities	1,648	(133)

Net cash used in investing activities	(105,616)	(93,068)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	(120,000)	(85,000)
Repurchase and retirement of common stock	—	(115,421)
Payment of dividends on common stock	(76,664)	(63,563)
Proceeds from employee stock purchase/stock option plans, net of taxes	13,222	36,987
Other financing activities	(6,622)	(9,785)

Net cash used in financing activities	(190,064)	(236,782)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(7,893)	(7,609)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	28,896	(84,411)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	250,978	338,810

End of period	$279,874	$254,399

Selected Capital Expenditure Detail

	For the three months ended September 30, 2022	For the nine months ended September 30, 2022

	(in thousands)
Construction and related costs	$28,830	$72,275
Augmentation and tower upgrades	15,982	39,514
Non-discretionary capital expenditures:
Tower maintenance	10,579	29,975
General corporate	1,986	6,584

Total non-discretionary capital expenditures	12,565	36,559

Total capital expenditures	$57,377	$148,348

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at June 30, 2022	17,395	18,902	36,297
Sites acquired during the third quarter	8	123	131
Sites built during the third quarter	1	112	113
Sites decommissioned/reclassified during the third quarter	(3)	(19)	(22)

Sites owned at September 30, 2022	17,401	19,118	36,519

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2022	2021	2022	2021	2022	2021

	(in thousands)
Segment revenue	$449,595	$426,758	$137,707	$108,734	$88,282	$53,813
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(66,423)	(65,260)	(45,590)	(33,406)	(65,540)	(41,357)

Segment operating profit	$383,172	$361,498	$92,117	$75,328	$22,742	$12,456

Segment operating profit margin	85.2%	84.7%	66.9%	69.3%	25.8%	23.1%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2020 Senior Notes and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Third quarter 2022 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	9.7%	(0.6%)	10.3%
Total cash site leasing revenue	9.6%	(0.6%)	10.2%
Int’l cash site leasing revenue	26.1%	(3.0%)	29.1%
Total site leasing segment operating profit	8.8%	(0.5%)	9.3%
Int’l site leasing segment operating profit	22.3%	(2.7%)	25.0%
Total site leasing tower cash flow	8.4%	(0.5%)	8.9%
Int’l site leasing tower cash flow	21.4%	(2.8%)	24.2%
Net income	108.8%	73.7%	35.1%
Earnings per share - diluted	111.6%	74.7%	36.9%
Adjusted EBITDA	9.8%	(0.4%)	10.2%
AFFO	12.2%	(0.5%)	12.7%
AFFO per share	14.4%	(0.7%)	15.1%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2022	2021	2022	2021	2022	2021

	(in thousands)
Site leasing revenue	$449,595	$426,758	$137,707	$108,734	$587,302	$535,492
Non-cash straight-line leasing revenue	(12,350)	(11,408)	664	1,016	(11,686)	(10,392)

Cash site leasing revenue	437,245	415,350	138,371	109,750	575,616	525,100
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(66,423)	(65,260)	(45,590)	(33,406)	(112,013)	(98,666)
Non-cash straight-line ground lease expense	82	1,346	396	388	478	1,734

Tower Cash Flow	$370,904	$351,436	$93,177	$76,732	$464,081	$428,168

Tower Cash Flow Margin	84.8%	84.6%	67.3%	69.9%	80.6%	81.5%

Forecasted Tower Cash Flow for Full Year 2022

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2022:

	Full Year 2022
	(in millions)
Site leasing revenue	$2,325.0	to	$2,335.0
Non-cash straight-line leasing revenue	(41.0)	to	(36.0)

Cash site leasing revenue	2,284.0	to	2,299.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(440.0)	to	(450.0)
Non-cash straight-line ground lease expense	—	to	5.0

Tower Cash Flow	$1,844.0	to	$1,854.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended September 30,
	2022	2021

	(in thousands)
Net income	$99,762	$47,798
Non-cash straight-line leasing revenue	(11,686)	(10,392)
Non-cash straight-line ground lease expense	478	1,734
Non-cash compensation	25,492	17,111
Other expense, net	39,756	69,804
Acquisition and new business initiatives related adjustments and expenses	6,844	5,730
Asset impairment and decommission costs	8,532	9,860
Interest income	(2,858)	(945)
Total interest expense (1)	103,444	105,953
Depreciation, accretion, and amortization	173,825	170,916
Provision (benefit) for taxes (2)	3,170	(10,605)

Adjusted EBITDA	$446,759	$406,964

Annualized Adjusted EBITDA (3)	$1,787,036	$1,627,856

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2022 and 2021, these amounts included $287 and $229, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2022	2021

	(in thousands)
Total revenues	$675,584	$589,305
Non-cash straight-line leasing revenue	(11,686)	(10,392)

Total revenues minus non-cash straight-line leasing revenue	$663,898	$578,913

Adjusted EBITDA	$446,759	$406,964

Adjusted EBITDA Margin	67.3%	70.3%

Forecasted Adjusted EBITDA for Full Year 2022

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2022:

	Full Year 2022
	(in millions)
Net income	$469.0	to	$504.0
Non-cash straight-line leasing revenue	(41.0)	to	(36.0)
Non-cash straight-line ground lease expense	—	to	5.0
Non-cash compensation	101.5	to	96.5
Other income, net	(14.0)	to	(14.0)
Acquisition and new business initiatives related adjustments and expenses	28.0	to	23.0
Asset impairment and decommission costs	36.5	to	31.5
Interest income	(11.0)	to	(7.0)
Total interest expense (1)	419.5	to	410.5
Depreciation, accretion, and amortization	717.5	to	707.5
Provision for taxes (2)	57.0	to	52.0

Adjusted EBITDA	$1,763.0	to	$1,773.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended September 30,
(in thousands, except per share amounts)	2022	2021
Net income	$99,762	$47,798
Real estate related depreciation, amortization, and accretion	172,551	169,881
Asset impairment and decommission costs	8,532	9,860

FFO	$280,845	$227,539
Adjustments to FFO:
Non-cash straight-line leasing revenue	(11,686)	(10,392)
Non-cash straight-line ground lease expense	478	1,734
Non-cash compensation	25,492	17,111
Adjustment for non-cash portion of tax benefit	(7,480)	(16,865)
Non-real estate related depreciation, amortization, and accretion	1,274	1,035
Amortization of deferred financing costs and debt discounts and non-cash interest expense	16,483	16,754
Other expense, net	39,756	69,804
Acquisition and new business initiatives related adjustments and expenses	6,844	5,730
Non-discretionary cash capital expenditures	(12,565)	(9,989)

AFFO	$339,441	$302,461
Adjustments for joint venture partner interest	(868)	—

AFFO attributable to SBA Communications Corporation	$338,573	$302,461

Weighted average number of common shares (1)	109,358	111,565

AFFO per share	$3.10	$2.71

AFFO per share attributable to SBA Communications Corporation	$3.10	$2.71

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2022

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2022:

(in millions, except per share amounts)	Full Year 2022
Net income	$469.0	to	$504.0
Real estate related depreciation, amortization, and accretion	709.0	to	704.0
Asset impairment and decommission costs	36.5	to	31.5

FFO	$1,214.5	to	$1,239.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(41.0)	to	(36.0)
Non-cash straight-line ground lease expense	—	to	5.0
Non-cash compensation	101.5	to	96.5
Adjustment for non-cash portion of tax provision	16.0	to	15.0
Non-real estate related depreciation, amortization, and accretion	8.5	to	3.5
Amortization of deferred financing costs and debt discounts and non-cash interest expense	65.5	to	65.5
Other income, net	(14.0)	to	(14.0)
Acquisition and new business initiatives related adjustments and expenses	28.0	to	23.0
Non-discretionary cash capital expenditures	(53.0)	to	(48.0)

AFFO	$1,326.0	to	$1,350.0
Adjustments for joint venture partner interest	(3.0)	to	(3.0)

AFFO attributable to SBA Communications Corporation	$1,323.0	to	$1,347.0

Weighted average number of common shares (1)	109.4	to	109.4

AFFO per share	$12.12	to	$12.34

AFFO per share attributable to SBA Communications Corporation	$12.09	to	$12.31

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2022.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30,
2022
(in thousands)
2014-2C Tower Securities	$620,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2021-2C Tower Securities	895,000
2021-3C Tower Securities	895,000
Revolving Credit Facility	410,000
2018 Term Loan	2,298,000

Total secured debt	9,438,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	3,000,000

Total debt	$12,438,000

Leverage Ratio
Total debt	$12,438,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(297,516)

Net debt	$12,140,484

Divided by: Annualized Adjusted EBITDA	$1,787,036

Leverage Ratio	6.8x

Secured Leverage Ratio
Total secured debt	$9,438,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(297,516)

Net Secured Debt	$9,140,484

Divided by: Annualized Adjusted EBITDA	$1,787,036

Secured Leverage Ratio	5.1x